UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2016

Trovagene, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35558	27-2004382
(State or other jurisdiction	(Commission File	IRS Employer
of incorporation or organization)	Number)	Identification No.)

11055 Flintkote Avenue, Suite A

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 952-7570

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2016, Trovagene, Inc. (the “Company”) entered into a new employment agreement with Antonius Schuh, Ph.D., the Company’s Chief Executive Officer.  The term of the agreement is effective as of January 1, 2016 and continues until January 1, 2020 and is automatically renewed for successive one year periods at the end of each term.  Pursuant to the agreement, Dr.  Schuh’s base compensation is $470,000 per year.  Dr. Schuh is eligible to receive a cash bonus of up to 50% of his base salary per year based on meeting certain performance objectives and bonus criteria.  Upon entering the agreement, Dr. Schuh was granted 800,000 non-qualified stock options which have an exercise price of $5.18 per share.  350,000 of the options vest immediately upon grant and the remaining options vest on a monthly basis over 48 months from date of grant.

If the executive agreement is terminated by the Company for cause or as a result of Dr. Schuh’s death or permanent disability or if Dr.  Schuh terminates his agreement voluntarily, Dr. Schuh shall receive a lump sum equal to (i) any portion of unpaid base compensation then due for periods prior to termination, (ii) any bonus or options earned but not yet paid or issued through the date of termination and (iii) all expenses reasonably incurred by Dr. Schuh prior to date of termination.  If the executive agreement is terminated by the Company without cause or by Dr. Schuh for good reason, Dr. Schuh shall receive a severance payment equal to base compensation for twenty-four months from the date of termination.  If the executive agreement is terminated as a result of a change of control, Dr. Schuh shall receive a severance payment equal to base compensation for twenty-four months and all unvested stock options shall immediately vest and become fully exercisable for a period of six months following the date of termination.

On January 1, 2016, the Company entered into an executive agreement with Stephen Zaniboni, the Company’s Chief Financial Officer.  The term of the agreement is effective as of January 1, 2016 and continues until January 1, 2020 and is automatically renewed for successive one year periods at the end to each term.  Pursuant to the agreement, Mr. Zaniboni’s base compensation is $357,500 per year.  Mr. Zaniboni is eligible to receive a cash bonus of up to 50% of his base salary per year based on meeting certain performance objectives and bonus criteria.  Upon entering the agreement, Mr. Zaniboni was granted 150,000 non-qualified stock options which have an exercise price of $5.18 per share and vests on a monthly basis over 48 months from the date of grant.

If the executive agreement is terminated by us for cause or as a result of Mr. Zaniboni’s death or permanent disability or if Mr. Zaniboni terminates his agreement voluntarily, Mr. Zaniboni shall receive a lump sum equal to (i) any portion of unpaid base compensation then due for periods prior to termination, (ii) any bonus or options bonus earned but not yet paid or issued through the date of termination and (iii) all expenses reasonably incurred by Mr. Zaniboni prior to date of termination.  If the executive agreement is terminated by us without cause or by Mr. Zaniboni for good reason, Mr. Zaniboni shall receive a severance payment equal to base compensation for twelve months from the date of termination.  If the executive agreement is terminated as a result of a change of control, Mr. Zaniboni shall receive a severance payment equal to base compensation for twelve months and all unvested stock options shall immediately vest and become fully exercisable for a period of six months following the date of termination.

The foregoing summaries of the employment agreements with each of Dr. Schuh and Mr. Zaniboni is qualified in its entirety by reference to the employment agreements, copies of which will be attached as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:      January 7, 2015

TROVAGENE, INC.

By:	/s/ Antonius Schuh
Antonius Schuh
Chief Executive Officer